Exhibit 10.2

CARNIVAL CORPORATION & PLC

STOCK OWNERSHIP POLICY

FOR SECTION 16 OFFICERS

Carnival Corporation & plc executives that are designated by Carnival as reporting officers under Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”) are generally the most senior executives of Carnival. As such, Carnival believes that it is important for them to build and maintain a long-term ownership position in Carnival Corporation & plc stock to strengthen their financial alignment with shareholders’ interests. The Carnival Corporation & plc Executive Stock Ownership Policy for Section 16 Officers specifies target ownership levels of Carnival Corporation & plc common stock for each participant.

Officers	Ownership Target Multiple of Base salary

Chairman & Chief Executive Officer	5X salary

Vice Chairman & Chief Operating Officer	4X salary

Other Section 16 Officers	3X salary

Carnival Corporation & plc does not expect or require Section 16 Officers to engage in extraordinary out-of-pocket investment transactions to meet these ownership targets. Compliance is expected to be achieved through a combination of outstanding equity-based awards and retention of shares from previous equity-based awards. Current officers at the time this policy is adopted are expected to be in compliance within five years of the adoption date. Individuals becoming Section 16 officers after this policy is adopted should be in compliance within five years of becoming a Section 16 officer.

The Compensation Committees, at their discretion, may modify the applicable stock ownership guideline should the corporation’s share price materially change from the share price on the effective date of this policy.

Administration

Annually in October, Carnival Corporation & plc will tally each Section 16 Officer’s ownership position as of September 30 of that year and report it to them in conjunction with this ownership policy. This tally will also be provided to the Compensation Committees of the Board during its regularly scheduled October meeting. Each Section 16 Officer is responsible for promptly bringing to Carnival Corporation’s attention any discrepancy between Carnival’s records and any records maintained by the executive with respect to his or her ownership position.

Shares counted toward the ownership requirement include:

•	any shares beneficially owned by the executive and members of the executive’s immediate family;

•	stock credits or other stock units credited to an executive’s account through any company benefit plan or deferred compensation program;

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•	restricted stock or restricted stock units before the restrictions have lapsed;

Shares not counted toward the ownership requirement include:

•	shares owned or credited in any form not recognized for Section 16 reporting

•	unexercised stock options, whether vested or not;

At the time of the October review, the value of shares owned or credited will be based on the 20-day average closing prices of Carnival Corporation and Carnival plc shares.

Prohibited Transactions

In furtherance of the objectives of this Policy, and in addition to prohibitions under the Federal securities laws, Section 16 Officers are prohibited from purchasing, selling or writing any exchange-traded call and put options that have Company stock as their underlying security. In addition, Section 16 Officers may not engage in any hedging transaction on Company stock that they beneficially own, including but not limited to “forward contracts,” “collars,” “equity swaps,” or “straddles.”

No Compensation for Achieving the Ownership Target; No Entitlement to Receive Grants

The Section 16 Officer will obtain no additional compensation or reward for achieving the targeted ownership level. In addition, Carnival Corporation & plc does not make any commitment to any persons covered by this policy that they will receive any particular level of stock option or other form of equity grants.

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